SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act 1934

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

LARGE-CAP GROWTH PORTFOLIO

INFORMATION STATEMENT DATED JULY 12, 2023

This document (“Information Statement”) is purely for informational purposes. You are not being asked to vote or take any action on any matter. This Information Statement provides information concerning a change in sub-adviser and related new sub-advisory agreement for the Large-Cap Growth Portfolio that went effective on May 1, 2023 and is being sent on or about July 12, 2023 to all shareholders of record of the Large-Cap Growth Portfolio as of July 10, 2023.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a change in sub-adviser and a new sub-advisory agreement for the Large-Cap Growth Portfolio (the “Fund”), effective on or about May 1, 2023. Information concerning these changes was disclosed in a supplement dated March 20, 2023 to the Trust’s prospectus for Class D, Class I, and Class P shares dated May 1, 2022. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in sub-adviser generally requires shareholder approval of a new sub-advisory agreement; however, pursuant to an exemptive order (the “Order”) issued to Pacific Life Insurance Company (“Pacific Life”) and the Trust by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999, Pacific Life Fund Advisors LLC (“PLFA”) – the investment adviser to the Trust – can hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the Order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA). The information herein is provided pursuant to the requirements of the Order.

At a meeting held on March 15, 2023, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (“Independent Trustees”), appointed FIAM LLC (“FIAM”) to serve as the sub-adviser for the Fund. At that time, the Board, including all the Independent Trustees, also approved a sub-advisory agreement among the Trust, PLFA and FIAM with respect to the Fund (the “FIAM Sub-Advisory Agreement”) and terminated the sub-advisory agreement with the prior sub-adviser upon the effectiveness of the FIAM Sub-Advisory Agreement. In connection with the change in sub-adviser, changes were also made to the Fund’s principal investment strategies. These changes went into effect on May 1, 2023.

FIAM’s appointment as the sub-adviser and the Board’s approval of the FIAM Sub-Advisory Agreement were made in accordance with the requirements of the Order and do not require shareholder approval. In order to facilitate the sub-adviser change, a portion of the Fund’s holdings was sold and new investments were purchased in accordance with recommendations by FIAM. PLFA and/or the Trust retained a transition agent in order to reduce transaction costs associated with the purchase and sale of portfolio holdings in connection with the transition.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of FIAM as a sub-adviser for the Fund, the Board reviewed with PLFA its rationale for recommending a change in sub-adviser for the Fund. The Board, including the Independent Trustees, also considered, among other things, the factors described below in evaluating PLFA’s recommendation that FIAM be appointed as the new sub-adviser for the Fund and in evaluating the proposed FIAM Sub-Advisory Agreement. Additionally, the Board considered the process employed by PLFA in reaching a recommendation for a new sub-adviser, including due diligence conducted by PLFA on the investment resources and personnel of a potential sub-adviser and an assessment of the investment strategies used by a potential sub-adviser. In addition, the Board reviewed information provided by PLFA regarding the specific criteria and information evaluated by PLFA during the selection process of FIAM and PLFA’s analysis in reaching its conclusion to recommend FIAM as sub-adviser for the Fund. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the sub-advisers and has recommended and taken measures to attempt to remedy relative underperformance by a Fund when PLFA and the Board believed it to be appropriate.

In evaluating the FIAM Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining FIAM as the new sub-adviser to the Fund, particularly in light of the nature, extent, and quality of the services expected to be provided by FIAM. In this regard, the Trustees considered various materials relating to FIAM, including copies of the proposed FIAM Sub-Advisory Agreement; copies of FIAM’s Form ADV; financial information; a written presentation from FIAM; a comprehensive report including an assessment by PLFA; responses from FIAM to information requested by counsel to the Independent Trustees; and other information deemed relevant to the Trustees’ evaluation. The Trustees also considered a verbal presentation at a meeting held on March 15, 2023 from management and investment personnel from FIAM.

The Trustees considered that under the FIAM Sub-Advisory Agreement, FIAM would be responsible for providing investment advisory services for the Fund’s assets, including providing investment research and analysis and conducting a continuous program of investment by determining which securities would be purchased or sold by the Fund. The Trustees considered the quality of the management services expected to be provided to the Fund over both the short- and long-term, the organizational depth and resources of FIAM, including the background and experience of FIAM’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy.

In addition, the Trustees considered that they had previously reviewed and approved FIAM’s written compliance policies and procedures and code of ethics, and that the Trust’s Chief Compliance Officer previously provided an assessment of FIAM’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics. The Trustees also took note of the due diligence PLFA conducted with respect to FIAM and were aided by the assessment and recommendation of PLFA and the presentation and materials provided by FIAM.

The Board concluded that it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Fund by FIAM under the FIAM Sub-Advisory Agreement.

B.	Performance

The Trustees considered PLFA’s efforts to identify advisory firms that are qualified to manage a large-cap strategy and PLFA’s identification of FIAM to serve as sub-adviser with regard to the Fund’s day-to-day investment activities. The Trustees considered that the Fund’s historical performance had been obtained under a different sub-adviser, although PLFA has managed the Fund since its inception. However, the Trustees considered the investment process and techniques to be used by FIAM for the Fund and FIAM’s experience managing large-cap growth strategies, as well as other factors concerning performance in connection with their consideration of this matter and in connection with approval of the FIAM Sub-Advisory Agreement, including the factors described below.

The Trustees considered information about the historical performance of a proprietary mutual fund managed by the same FIAM portfolio management team that would manage the Fund using similar investment strategies (the “FIAM Comparable Performance”), which included a comparison of the FIAM Comparable Performance against a pertinent benchmark and an applicable peer group for the one-, three-, five- and ten-year or since inception periods as of December 31, 2022. Additionally, the Trustees considered the risk-adjusted returns of the FIAM Comparable Performance during certain periods.

The Board determined that FIAM’s performance record with respect to similarly managed mutual funds was acceptable.

C.	Sub-Advisory Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of FIAM with regard to other funds with substantially similar investment strategies as the Fund. The Trustees also considered that the advisory fee schedule would remain unchanged but that the sub-advisory fee would be reduced from its current levels. The Trustees considered that PLFA was proposing to share these fee savings with the shareholders through an advisory fee waiver and that PLFA will monitor and report to the Board the competitiveness of the advisory fee and the reasonableness of the advisory fee retention going forward and recommend further changes to the Board as deemed appropriate. In comparing the proposed sub-advisory fees to be paid by the Fund to fees charged by FIAM for other similarly managed funds, the Trustees noted that there were differences in: (i) the size and type of account, (ii) the services provided to each, (iii) the nature and size of the overall relationship with FIAM, and/or (iv) regulatory differences that could reasonably be expected to account for differences in fee schedules.

The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and FIAM, and that the Fund’s sub-advisory fees are paid by PLFA and are not paid directly by the Fund. The Trustees also considered that there are certain costs associated with a sub-adviser change, but that the ongoing operating expenses paid by the shareholders were not expected to materially increase, and would likely decrease, as a result of this sub-adviser change.

The Board concluded that the compensation payable under the FIAM Sub-Advisory Agreement is fair and reasonable.

D.	Costs, Level of Profits and Economies of Scale

The Trustees considered information regarding the anticipated costs to FIAM of sub-advising the Fund and the projected profitability of the FIAM Sub-Advisory Agreement to FIAM, to the extent practicable based on the information provided by FIAM. The Trustees noted that any assessment of projected profitability would involve assumptions regarding expense allocations and other factors. Given the arms’-length nature of the relationship between PLFA and FIAM with respect to the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA, and the fact that the projected profitability of the FIAM Sub-Advisory Agreement to FIAM is an estimate because it had not yet begun to manage the Fund, the Trustees considered that projected profitability information for FIAM at this time was of limited utility. The Trustees also considered the impact of the sub-advisory change to the profitability of the PLFA advisory agreement with the Fund. In addition, the Trustees considered that in negotiating the sub-advisory fee, PLFA takes into account the current and future potential scale of the Fund.

The Trustees considered the organizational strengths of FIAM and its ability to attract and retain investment personnel over time and to sustain the staffing of investment teams that will provide services to the Fund. The Board concluded that the Fund’s fee structure reflected in the FIAM Sub-Advisory Agreement is fair and reasonable.

E.	Ancillary Benefits

The Trustees received information from PLFA and FIAM concerning other benefits that may be received by FIAM and its affiliates as a result of their relationship with the Fund, including commissions that may be paid to broker-dealers affiliated with FIAM and the anticipated use of soft-dollars by FIAM. The Trustees considered potential benefits to be derived by FIAM from its relationship with the Fund and that such benefits are consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.	Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the FIAM Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the FIAM Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The FIAM Sub-Advisory Agreement is substantially similar to the sub-advisory agreement with the prior sub-adviser. FIAM, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies and restrictions. FIAM bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the FIAM Sub-Advisory Agreement. All other Fund expenses not specifically assumed by FIAM under the FIAM Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement are borne by the Fund.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the FIAM Sub-Advisory Agreement, FIAM, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the FIAM Sub-Advisory Agreement, except by reason of FIAM’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of FIAM’s obligations and duties under the FIAM Sub-Advisory Agreement.

Pursuant to the FIAM Sub-Advisory Agreement, FIAM will indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of FIAM’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, FIAM’s obligations and/or duties under the FIAM Sub-Advisory Agreement by FIAM or by any of its directors, officers or employees, or any affiliate acting on behalf of FIAM (other than a PL Indemnified Person); (ii) are based upon FIAM’s (or its agent’s or delegate’s) material breach of any provision of the FIAM Sub-Advisory Agreement, including material breach of any representation or warranty; (iii) are based upon any untrue statement of a material fact contained in a current registration statement or current prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by FIAM or any affiliated person or agent or delegate of FIAM (other than a PL Indemnified Person); or (iv) are based upon a breach of FIAM’s fiduciary duties to the Trust or violation of applicable law.

The FIAM Sub-Advisory Agreement for the Fund will continue in force for an initial period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Fund and also, in either event, approval of a majority of the Independent Trustees. The FIAM Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the FIAM Sub-Advisory Agreement. PLFA has contractually agreed to waive 0.08% of its advisory fee through April 30, 2024. The waiver agreement will automatically renew annually for successive one-year terms unless: (i) PLFA provides at least 30 days’ written notice of termination of the agreement prior to the beginning of the next applicable one year term, (ii) it is terminated upon 90 days’ prior written notice by the Trust to PLFA, or (iii) the advisory contract is terminated. During the period when the prior sub-adviser managed the Fund, PLFA had contractually agreed to waive 0.045% of its advisory fee.

The sub-advisory fee rate under the prior sub-advisory agreement and the new sub-advisory fee rate under the FIAM Sub-Advisory Agreement (both based upon the Fund’s average daily net assets and paid monthly) are referenced below:

Prior Fee Schedule	New Fee Schedule
0.380% on the first $25 million	0.260% on the first $200 million
0.330% on the next $225 million	0.240% on the next $200 million
0.230% on the next $1.75 billion	0.210% on the excess
0.200% on net assets over $2 billion

The Fund’s sub-advisory fees were paid by PLFA to the prior sub-adviser through April 30, 2023. For the fiscal year ended December 31, 2022, the Fund’s sub-advisory fees paid or owed by PLFA to the prior sub-adviser totaled $2,383,562. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by PLFA would have been $2,096,621, a decrease in fees paid by PLFA of approximately 12.04%.

For the Fund’s fiscal year ended December 31, 2022, the Fund did not pay any brokerage commissions to an affiliated broker of FIAM.

IV.	Information Regarding FIAM

FIAM is a directly held, wholly owned subsidiary of FIAM Holdings LLC, which is wholly owned by FMR LLC. FMR LLC, the ultimate parent company of FIAM, is the parent company of a group of related companies commonly referred to as Fidelity Investments or Fidelity. As of April 30, 2023, the total assets under management of FIAM and its advisory affiliates were approximately $182.99 billion.

The addresses for the entities above are as follows:

Entity Name	Address
FIAM and FIAM Holdings LLC	900 Salem Street, Smithfield, RI 02917
FMR LLC	245 Summer Street, Boston, MA 02210

FIAM acts as investment adviser or sub-adviser to the following registered investment companies that have a similar investment objective as the Fund.

Fund Name	Net Assets (as of May 1, 2023)	Compensation Rate (Advisory or Sub-Advisory Fee)	Waived/Reduced/ Agreed to Reduce (Yes or No)
Fidelity Advisor Equity Growth	$5,932.24 million	0.53% on all assets	No
Fidelity Growth Discovery	$3,037.04 million	0.60% on all assets	No
VIP Growth	$7,350.67 million	0.53% on all assets	No
Fidelity Advisor Series Equity Growth Fund*	$999.22 million	N/A	No

*	Fidelity Advisor Series Equity Growth Fund is an internal Fidelity fund only used as a building block within Fidelity fund-of-fund products.

The names, principal occupations and addresses of the principal executive officers and directors of FIAM are set forth below:

Name[1]	Title(s) and Principal Occupation
Christian Pariseault	Director; Head of Institutional Portfolio Managers
Casey M. Condron	Director; Head Of Sales & Relationship Management, Director
Martin McGee	Director; Chief Financial Officer
Kimberly L. Perry	Director
William Irving	Director; President, Head Of Fidelity Asset Management Solutions
Horace Codjoe	Vice President, Head of Investment Risk Management
Timothy Abbuhl	Treasurer, Vice President, Asset Management Controller
Kim E. Daniels	Asst. Treasurer, Senior Vice President, Head of International Tax
Joseph Benedetti	Secretary, Senior Vice President, Deputy General Counsel
John Bertone	Asst. Secretary, Vice President, Asset Management Compliance
Brian C. McLain	Asst. Secretary, Senior Vice President, Deputy General Counsel
Stephanie J. Brown	Chief Compliance Officer

[1]	The address for Pariseault and Brown with respect to their positions with FIAM is One Spartan Way, Merrimack, NH 03054. The address for Benedetti with respect to his position with FIAM is 499 Washington Blvd, Jersey City, NJ 07310. The address for Condron, Codjoe, Abbuhl and Bertone with respect to their positions with FIAM is 900 Salem Street, Smithfield, RI 02917. The address for Daniels with respect to her position with FIAM is 4 Cannon Street, London, EC4M 5AB Great Britain. The address of all other individuals listed above with respect to their positions with FIAM is 245 Summer Street, Boston, MA 02210.

No Officer or Trustee of the Trust is an officer, director, or shareholder of FIAM (including its affiliates).

Additional Information

Additional information about FIAM is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by contacting the Trust through one of the methods provided below.

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Once the Trust’s most recent shareholder report has been posted to the Trust’s website, a notice will be sent to shareholders (who don’t already receive e-delivery or have not previously requested paper delivery) with notification of the posting to the website and information on how to request a paper copy without charge. The Trust’s annual report for the fiscal year ended December 31, 2022 and the Trust’s semi-annual report for the fiscal half-year period ended June 30, 2022, including financial statements and related notes, were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448

Pacific Life Insurance Policy Owners: 1-800-347-7787

Pacific Life Annuity Financial Professionals: 1-800-722-2333

Pacific Life Insurance Financial Professionals: 1-800-347-7787

Pacific Life & Annuity Company (“PL&A”) Annuity Contract Owners: 1-800-748-6907

PL&A Insurance Policy Owners: 1-888-595-6997

PL&A Annuity Financial Professionals: 1-800-722-2333

PL&A Insurance Financial Professionals: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s principal underwriter and distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-53192-00

PSFIS0723-LCGP